Altus Power, Inc. Announces Second Quarter 2024 Financial Results

Second Quarter Financial Highlights

•Second quarter 2024 revenues of $52.5 million, a 13% increase as compared to second quarter 2023
•GAAP net income of $33.1 million for second quarter 2024, as compared to $3.4 million for second quarter 2023
•Adjusted EBITDA* of $31.2 million for second quarter 2024, or a 2% increase as compared with second quarter 2023

Recent Business Highlights

•Increased portfolio size by 42% as compared to second quarter of 2023
•Generated 364 million kilowatt hours of clean electric power, the equivalent of approximately 254,000 metric tons of carbon dioxide avoided annually
•Number one owner of commercial-scale solar1, with a portfolio of nearly 1 gigawatt in size

STAMFORD, CT, August 8, 2024 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”), the largest commercial scale provider of clean, electric power, today announced its financial results for the second quarter of 2024.
“Altus Power has assembled a portfolio of highly attractive assets that will generate long-term value for our investors. In Q2 2024, we continued to prudently scale our portfolio and capitalize on long-term growth opportunities,” said Gregg Felton, CEO of Altus Power. “Over the past five years, our flexible and agile but disciplined approach has allowed us to increase our revenues and adjusted EBITDA four-fold, while building the largest nationwide portfolio in the commercial solar market.”
Second Quarter Financial Results
Operating revenues during the second quarter of 2024 totaled $52.5 million, compared to $46.5 million during the same period of 2023, an increase of 13%. The increase is primarily due to the greater number of solar energy facilities placed in service or onboarded during the past twelve months and resulting increased sales of energy to customers.
Second quarter 2024 GAAP net income totaled $33.1 million, compared to $3.4 million for the same period of 2023. The increase was primarily driven by the non-cash gain from remeasurement of alignment shares.

Adjusted EBITDA* during the second quarter of 2024 was $31.2 million, compared to $30.6 million for the second quarter of 2023, a 2% increase. The year over year growth in adjusted EBITDA* was primarily the result of increased revenue from additional solar energy facilities, partially offset by an increase in our operating expenses as well as general and administrative expenses attributable to increased personnel to support our ongoing growth initiatives.
2024 Guidance
The company announced plans to revise its previously stated guidance range of $200-222 million of revenue and $115-135 million of adjusted EBITDA*, to $196-201 million of revenue and $111-115 million of adjusted EBITDA* for FY2024. At the same time, the company reaffirmed its previously stated 3-year guidance of 20-30% CAGR on megawatts and 20-25% CAGR on revenue and adjusted EBITDA*.

1 Wood Mackenzie Total Commercial Solar Ownership Rankings as of June 6th, 2024

Use of Non-GAAP Financial Information
*Denotes Non-GAAP financial measure. We present our operating results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We believe certain financial measures, such as adjusted EBITDA and adjusted EBITDA margin provide users of our financial statements with supplemental information that may be useful in evaluating our business. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We define adjusted EBITDA as net income plus net interest expense, depreciation, amortization and accretion expense, income tax expense or benefit, acquisition and entity formation costs, stock-based compensation expense or benefit, and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, gain or loss on fair value remeasurement of contingent consideration, gain or loss on disposal of property, plant and equipment, change in fair value of Alignment Shares liability, loss on extinguishment of debt, CEO transition costs, and other miscellaneous items of other income and expenses.
Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures that we use to measure our performance. We believe that investors and analysts also use adjusted EBITDA and adjusted EBITDA margin in evaluating our operating performance. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The GAAP measure most directly comparable to adjusted EBITDA is net income and to adjusted EBITDA margin is net income over operating revenues. The presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to suggest that our future results will be unaffected by non-cash or non-recurring items. In addition, our calculation of adjusted EBITDA and adjusted EBITDA margin are not necessarily comparable to adjusted EBITDA and adjusted EBITDA margin as calculated by other companies and investors and analysts should read carefully the components of our calculations of these non-GAAP financial measures.

We believe adjusted EBITDA is useful to management, investors and analysts in providing a measure of core financial performance adjusted to allow for comparisons of results of operations across reporting periods on a consistent basis. Factors in this determination include the exclusion of (1) variability due to gains or losses related to fair value remeasurement of contingent consideration and the change in fair value of Alignment Shares liability, (2) strategic decisions to acquire businesses, dispose of property, plant and equipment or extinguish debt, and (3) the non-recurring nature of stock-based compensation, CEO transition costs, and other miscellaneous items of income and expense, which affect results in a given period or periods. In addition, adjusted EBITDA represents the business performance of the Company before the application of statutory income tax rates and tax adjustments corresponding to the various jurisdictions in which the Company operates, as well as interest expense and depreciation, amortization and accretion expense, which are not representative of our ongoing operating performance.

Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. Adjusted EBITDA should not be considered an alternative to but viewed in conjunction with GAAP results, as we believe it provides a more complete understanding of ongoing business performance and trends than GAAP measures alone. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

In addition to adjusted EBITDA, we may also refer to annual recurring revenues, or ARR, which is a non-GAAP measure. ARR is an estimate that management uses to determine the expected annual revenue potential of our operating asset base at the end of a calendar year. ARR assumes customary weather, production, expenses and other economic and market conditions, as well as seasonality. It is not derived from a GAAP financial measure so it is difficult to provide a meaningful reconciliation to GAAP. The elements of our financial statements that are considered or evaluated in determining our ARR are the following: the estimated megawatt hours of generation assuming all new build and operating assets added any time during the year were in place for the full year and the estimated power prices for such assets based on historical power prices. We believe this metric can be helpful to assess our portfolio asset base in operation at the beginning of an annual period, e.g., if we were to receive the benefit of assets added for a full year even if they were added during a partial year. This figure is only an estimate and is based on a number of assumptions by Altus Power's management that may or may not be realized.

Altus Power does not provide GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty and without unreasonable effort, items such as acquisition and entity formation costs, gain on fair value remeasurement of contingent consideration, change in fair value of Alignment Shares. These items are uncertain, depend on various factors, and could be material to Altus Power’s results computed in accordance with GAAP.

Adjusted EBITDA Definitions
Interest Expense, Net. Interest expense, net represents interest on our borrowings under our various debt facilities, amortization of debt discounts and deferred financing costs, and unrealized gains and losses on interest rate swaps.

Depreciation, Amortization and Accretion Expense. Depreciation expense represents depreciation on solar energy systems that have been placed in service. Depreciation expense is computed using the straight-line composite method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives or the remaining term of the lease. Amortization includes third party costs necessary to acquire PPA and NMCA customers, value ascribed to in-place leases, and favorable and unfavorable rate revenues contracts. Value ascribed to in-place leases is amortized using the straight-line method ratably over the term of the individual site leases. Third party costs necessary to acquire PPAs and NMCA customers are amortized using the straight-line method ratably over 15-25 years based upon the term of the customer contract. Estimated fair value allocated to the favorable and unfavorable rate PPAs and REC agreements are amortized using the straight-line method over the remaining non-cancelable terms of the respective agreements. Accretion expense includes over time increase of asset retirement obligations associated with solar energy facilities.

Income Tax Expense and Benefit. We account for income taxes under ASC 740, Income Taxes. As such, we determine deferred tax assets and liabilities based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Additionally, we must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. We have a partial valuation allowance on our deferred state tax assets because we believe it is more likely than not that a portion of our deferred state tax assets will not be realized. We evaluate the recoverability of our deferred tax assets on an annual basis.

Acquisition and Entity Formation Costs. Acquisition and entity formation costs represent costs incurred to acquire businesses and form new legal entities. Such costs primarily consist of professional fees for banking, legal, accounting and appraisal services.

Stock-Based Compensation Expense and Benefit. Stock-based compensation expense is recognized for awards granted under the Legacy Incentive Plans and Incentive Plan, as defined in Note 14, "Stock-Based Compensation," to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2024.

Fair Value Remeasurement of Contingent Consideration. In connection with various acquisitions, contingent consideration may be payable upon achieving certain conditions. The Company estimates the fair value of contingent consideration using a Monte Carlo simulation model or an expected cash flow approach. Significant assumptions used in the measurement of fair value of contingent consideration associated with various acquisitions include market power rates, estimated volumes of power generation of acquired solar energy facilities, percentage of completion of in-development solar energy facilities, and the risk-adjusted discount rate associated with the business.

Gain or Loss on Disposal of Property, Plant and Equipment. In connection with the disposal of assets, the Company recognizes a gain or loss on disposal of property, plant and equipment, which represents the difference between the consideration received and the carrying value of the disposed asset.

Change in Fair Value of Alignment Shares Liability. Alignment Shares represent Class B common stock of the Company which were issued in connection with the Merger. Class B common stock, par value $0.0001 per share ("Alignment Shares") are accounted for as liability-classified derivatives, which were remeasured as of June 30, 2024, and the resulting gain was included in the condensed consolidated statements of operations. The Company estimates the fair value of outstanding Alignment Shares using a Monte Carlo simulation valuation model utilizing a distribution of potential outcomes based on a set of underlying assumptions such as stock price, volatility, and risk-free interest rates.

Other Income and Expense, Net. Other income and expenses primarily represent interest income, and other miscellaneous items.

CEO Transition Costs. CEO transition costs represent costs recognized in connection with the resignation of Lars Norell as Co-Chief Executive Officer and director of the Company on April 28, 2024.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “aims,” “believes,” “expects,” “intends,” “aims”, “may,” “could,” “will,” “should,” “plans,” “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” "strategy," “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Altus Power’s future prospects, developments and business strategies. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.
Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the risk that pending acquisitions may not close in the anticipated timeframe or at all due to a closing condition not being met; (2) failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (3) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (4) the ability of Altus Power to retain customers and maintain and expand relationships with business partners, suppliers and customers; (5) the risk of litigation and/or regulatory actions related to the proposed acquisition of solar assets; and (6) the possibility that Altus Power may be adversely affected by other economic, business, regulatory, credit risk and/or competitive factors.
Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the Securities and Exchange Commission on March 14th, 2024, as well as the other information we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made and the information and assumptions underlying such statement as we know it and on the date such statement was made, and except as required by applicable law, Altus Power undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
This press release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Altus Power and is not intended to form the basis of an investment decision in Altus Power. All subsequent written and oral forward-looking statements concerning Altus Power or other matters and attributable to Altus Power or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Conference Call Information
The Altus Power management team will host a conference call to discuss its second quarter 2024 financial results later today at 4:30 p.m. Eastern Time. The call can be accessed via a live webcast accessible on the Events & Presentations page in the Investor Relations section of Altus Power's website at https://investors.altuspower.com/events-and-presentations/default.aspx. An archive of the webcast will be available after the call on the Investor Relations section of Altus Power's website as well.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the largest commercial-scale provider of clean electric power serving commercial, industrial, public sector and Community Solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contact for Investor or Media Inquiries:

Alison Sternberg, Head of Investor Relations
InvestorRelations@altuspower.com

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating revenues, net	$52,460	$46,513	$93,119	$75,891
Operating expenses
Cost of operations (exclusive of depreciation and amortization shown separately below)	11,272	7,581	22,192	13,557
General and administrative	12,240	8,291	22,262	15,653
Depreciation, amortization and accretion expense	17,166	12,959	33,296	24,335
Acquisition and entity formation costs	450	1,369	1,516	2,860
(Gain) loss on fair value remeasurement of contingent consideration, net	(1,400)	50	(1,479)	100
Gain on disposal of property, plant and equipment	—	—	(88)	—
Stock-based compensation (benefit) expense	(4,227)	4,256	77	7,128
Total operating expenses	$35,501	$34,506	$77,776	$63,633
Operating income	16,959	12,007	15,343	12,258
Other (income) expense
Change in fair value of Alignment Shares liability	(11,881)	(2,805)	(37,958)	(19,823)
Other (income) expense, net	(1,135)	1,789	(1,818)	1,879
Interest expense, net	17,865	8,524	34,058	20,970
Total other expense (income), net	$4,849	$7,508	$(5,718)	$3,026
Income before income taxes	$12,110	$4,499	$21,061	$9,232
Income tax benefit (expense)	21,039	(1,129)	16,143	(2,017)
Net income	$33,149	$3,370	$37,204	$7,215
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(4,496)	(3,455)	(7,950)	(5,227)
Net income attributable to Altus Power, Inc.	$37,645	$6,825	$45,154	$12,442
Net income per share attributable to common stockholders
Basic	$0.23	$0.04	$0.28	$0.08
Diluted	$0.23	$0.04	$0.27	$0.08
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	159,902,589	158,719,684	159,464,164	158,670,950
Diluted	163,585,652	158,978,275	165,500,438	160,747,045

Altus Power, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	As of June 30, 2024	As of December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$78,379	$160,817
Current portion of restricted cash	1,166	45,358
Accounts receivable, net	31,822	17,100
Other current assets	8,574	5,522
Total current assets	119,941	228,797
Restricted cash, noncurrent portion	12,733	12,752
Property, plant and equipment, net	1,751,125	1,619,047
Intangible assets, net	48,544	47,588
Operating lease asset	182,031	173,804
Derivative assets	2,965	530
Deferred tax assets, net	6,314	—
Other assets	8,294	7,831
Total assets	$2,131,947	$2,090,349
Liabilities, redeemable noncontrolling interests, and stockholders' equity
Current liabilities:
Accounts payable	$7,492	$7,338
Construction payable	13,836	14,108
Interest payable	15,133	8,685
Purchase price payable, current	5,673	9,514
Due to related parties	67	51
Current portion of long-term debt, net	73,570	39,611
Operating lease liability, current	4,521	6,861
Contract liability, current	2,453	2,940
Other current liabilities	9,141	17,402
Total current liabilities	131,886	106,510
Alignment Shares liability	22,534	60,502
Long-term debt, net of unamortized debt issuance costs and current portion	1,180,168	1,163,307
Intangible liabilities, net	18,169	18,945
Asset retirement obligations	18,966	17,014
Operating lease liability, noncurrent	187,891	180,701
Contract liability, noncurrent	6,074	5,620
Deferred tax liabilities, net	—	9,831
Other long-term liabilities	3,012	2,908
Total liabilities	$1,568,700	$1,565,338
Commitments and contingent liabilities
Redeemable noncontrolling interests	22,891	26,044
Stockholders' equity
Common stock $0.0001 par value; 988,591,250 shares authorized as of June 30, 2024, and December 31, 2023; 159,989,890 and 158,999,886 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	484,181	485,063
Accumulated deficit	(10,120)	(55,274)
Accumulated other comprehensive income	16,445	17,273
Total stockholders' equity	$490,522	$447,078
Noncontrolling interests	49,834	51,889
Total equity	$540,356	$498,967
Total liabilities, redeemable noncontrolling interests, and stockholders' equity	$2,131,947	$2,090,349

Altus Power, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$37,204	$7,215
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	33,296	24,335
Non-cash lease transactions	(2,289)	499
Deferred tax expense	(16,143)	2,011
Amortization of debt discount and financing costs	2,458	1,683
Change in fair value of Alignment Shares liability	(37,958)	(19,823)
Remeasurement of contingent consideration, net	(1,479)	100
Gain on disposal of property, plant and equipment	(88)	—
Reclassification of realized gain on cash flow hedge to net income	(837)	—
Stock-based compensation (benefit) expense	(116)	7,069
Other	(1,457)	1,350
Changes in assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(13,163)	(9,597)
Due to related parties	16	41
Derivative assets	(2,435)	2,676
Other assets	(2,683)	1,607
Accounts payable	358	2,924
Interest payable	6,448	3,037
Contract liability	268	243
Other liabilities	(2,478)	121
Net cash (used for) provided by operating activities	(1,078)	25,491
Cash flows used for investing activities
Capital expenditures	(40,497)	(61,982)
Payments to acquire renewable energy businesses, net of cash and restricted cash acquired	(119,444)	(288,903)
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(6,533)	(22,433)
Proceeds from disposal of property, plant and equipment	266	—
Net cash used for investing activities	(166,208)	(373,318)
Cash flows used for financing activities
Proceeds from issuance of long-term debt	131,895	269,850
Repayment of long-term debt	(81,677)	(31,068)
Payment of debt issuance costs	(1,231)	(2,548)
Payment of deferred purchase price payable	(3,860)	(4,531)
Payment of contingent consideration	(5,793)	—
Contributions from noncontrolling interests	4,103	6,274
Redemption of redeemable noncontrolling interests	—	(3,224)
Distributions to noncontrolling interests	(2,800)	(2,189)
Net cash provided by financing activities	40,637	232,564
Net decrease in cash, cash equivalents, and restricted cash	(126,649)	(115,263)
Cash, cash equivalents, and restricted cash, beginning of period	218,927	199,398
Cash, cash equivalents, and restricted cash, end of period	$92,278	$84,135

	Six months ended June 30,
	2024	2023
Supplemental cash flow disclosure
Cash paid for interest	$28,387	$15,299
Cash paid for taxes	26	—
Non-cash investing and financing activities
Asset retirement obligations	$1,391	$3,943
Debt assumed through acquisitions	—	7,883
Noncontrolling interest assumed through acquisitions	2,100	13,500
Redeemable noncontrolling interest assumed through acquisitions	—	8,100
Accrued distributions to noncontrolling interests	661	—
Acquisitions of property and equipment included in construction payable	—	6,125
Conversion of Alignment Shares into common stock	10	11
Deferred purchase price payable	—	7,606

Non-GAAP Financial Reconciliation

Reconciliation of GAAP reported Net Income to non-GAAP adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Reconciliation of Net income to Adjusted EBITDA:
Net income	$33,149	$3,370	$37,204	$7,215
Income tax (benefit) expense	(21,039)	1,129	(16,143)	2,017
Interest expense, net	17,865	8,524	34,058	20,970
Depreciation, amortization and accretion expense	17,166	12,959	33,296	24,335
Stock-based compensation (benefit) expense	(4,227)	4,256	77	7,128
Acquisition and entity formation costs	450	1,369	1,516	2,860
(Gain) loss on fair value remeasurement of contingent consideration, net	(1,400)	50	(1,479)	100
Gain on disposal of property, plant and equipment	—	—	(88)	—
Change in fair value of Alignment Shares liability	(11,881)	(2,805)	(37,958)	(19,823)
Other (income) expense, net	(1,135)	1,789	(1,818)	1,879
CEO transition costs	2,203	—	2,203	—
Adjusted EBITDA	$31,151	$30,641	$50,868	$46,681

Reconciliation of non-GAAP adjusted EBITDA margin:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA margin:
Adjusted EBITDA	$31,151	$30,641	$50,868	$46,681
Operating revenues, net	52,460	46,513	93,119	75,891
Adjusted EBITDA margin	59%	66%	55%	62%